Sub-Item 77M:  Mergers



(a)	On July 18, 2008, the Prospect Street(r) High Income
Portfolio Inc. and Prospect Street(r) Income Shares Inc.
were reorganized into Highland Credit Strategies Fund.

(b)	At a Regular Meeting of the Board of Trustees of
Highland Credit Strategies Fund held on February 20,
2008, the Board approved the proposed reorganization of Prospect Street(r) High Income Portfolio Inc. and
Prospect Street(r) Income Shares Inc. into Highland
Credit Strategies Fund.  The Agreement and Plan of
Reorganization is attached as Exhibit 77Q(1)(g) to Form N-SAR.